Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:
Mel Stephens
(248) 447-1624

Investor Relations:
(800) 413-5327
LEAR RECEIVES APPROVAL OF FIRST DAY MOTIONS
Court Rulings Enable Company to Maintain Uninterrupted Operations,
Protect Trade Vendors and Continue Employee Pay and Benefits
     SOUTHFIELD, Mich., July 8, 2009 — Lear Corporation [OTC: LEAR], a leading global supplier of automotive seating systems, electrical distribution systems and electronic products, today announced that it has received court approval of its first day motions at a hearing in the United States Bankruptcy Court for the Southern District of New York. The Court granted interim approval for the Company to continue uninterrupted use of its cash resources. These cash resources, in addition to the new money debtor-in-possession financing that the Company is seeking Court approval of, will provide Lear with the financial flexibility to meet its ongoing financial obligations, including employee wages, healthcare benefits, supplier payments, and other operating expenses, as it realigns its capital structure.
     The Court also issued a variety of orders on either a final or interim basis that will ensure that Lear continues to operate uninterrupted throughout the reorganization process. As disclosed at the time of the Company’s restructuring announcement, Lear’s businesses outside the U.S. and Canada were unaffected by the bankruptcy filing.
     The first day motions granted by the Court ensure that the filing will not impact Lear’s day-to-day operations.
     “We are pleased with the Court’s prompt approval of our first day motions,” said Bob Rossiter, Lear’s Chairman, Chief Executive Officer and President. “The Court’s action ensures that we will be able to maintain regular operations and continue paying our employees, while meeting our obligations to our suppliers and serving our customers as we work to realign our capital structure as expeditiously as possible.”
     Lear filed to reorganize its U.S. and Canadian businesses under Chapter 11 on July 7, 2009, in the U.S. Bankruptcy Court for the Southern District of New York. Lear’s bankruptcy case number is: 09-14326. More information about Lear’s reorganization is available on the Company’s website at www.Lear.com.

Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to: the potential adverse impact of the chapter 11 bankruptcy filing on the Company’s business, financial condition or results of operations, including the Company’s ability to maintain contracts, trade credit and other customer and vendor relationships that are critical to its business and the actions and decisions of the Company’s creditors and other third parties with interests in the Company’s chapter 11 proceedings; the Company’s ability to obtain court approval with respect to motions in the chapter 11 proceedings prosecuted from time to time and to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 proceedings and to consummate all of the transactions contemplated by one or more such plans of reorganization or upon which consummation of such plans may be conditioned; the occurrence of any event, change or other circumstance that could give rise to the termination of the plan support agreements the Company has entered into with certain of its lenders and bondholders; general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, the financial condition of the Company’s customers or suppliers; changes in actual industry vehicle production levels from the Company’s current estimates; fluctuations in the production of vehicles for which the Company is a supplier; the loss of business with respect to, or the lack of commercial success of, a vehicle model for which the Company is a significant supplier, including further declines in sales of full-size pickup trucks and large sport utility vehicles; disruptions in the relationships with the Company’s suppliers; labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company; the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions; the outcome of customer negotiations; the impact and timing of program launch costs; the costs, timing and success of restructuring actions; increases in the Company’s warranty or product liability costs; risks associated with conducting business in foreign countries; competitive conditions impacting the Company’s key customers and suppliers; the cost and availability of raw materials and energy; the Company’s ability to mitigate increases in raw material, energy and commodity costs; the outcome of legal or regulatory proceedings to which the Company is or may become a party; unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers; further impairment charges initiated by adverse industry or market developments; and other risks described from time to time in the Company’s Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, commodity prices and the Company’s success in implementing its operating strategy. The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

     Lear Corporation is one of the world’s leading suppliers of automotive seating systems, electrical distribution systems and electronic products. The Company’s world-class products are designed, engineered and manufactured by a diverse team of 80,000 employees at 210 facilities in 36 countries. Lear’s headquarters are in Southfield, Michigan, and Lear shares are traded on the Over-The-Counter exchange under symbol [LEAR]. Further information about Lear is available on the Internet at http://www.Lear.com.
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